                           First BancTrust Corporation

                                                                    EXHIBIT 99.1

For Further Information:

Terry J. Howard
President and Chief Executive Officer
(217) 465-0260

FOR IMMEDIATE RELEASE

           FIRST BANCTRUST CORPORATION BOARD AUTHORIZES REPURCHASE OF
             UP TO FIVE PERCENT OF THE COMPANY'S OUTSTANDING SHARES

PARIS, ILLINOIS, MARCH 16, 2007--First BancTrust Corporation (NASDAQ: FBTC) today announced that its Board of Directors has authorized the repurchase of up to an additional 117,710 shares of the Company's common stock, or five percent of the Company's outstanding shares. The action is a continuation of its stock repurchase program first begun in March, 2003. The shares will be purchased in open-market transactions from time to time prior to March 15, 2008. Shares are expected to be purchased at management's discretion when it believes market conditions warrant such action.

"The board has authorized repurchases of shares as a means of adding liquidity to the market," said First BancTrust president and chief executive officer Terry
J. Howard. "The board also expects the repurchase program to have a favorable impact on the market price of the stock and earnings per share."

The Company said it cannot provide any assurance as to the number of shares that will be repurchased or any estimate of the timing of any transactions. Repurchased shares are held as treasury stock.

ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, s. b., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, Martinsville, and Rantoul, Illinois.



This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.




                                      # # #


                                       5